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                                                           Exhibit 11


Rochester Telephone Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)




                                                     3 Months Ended         6 Months Ended
                                                        June 30,               June 30,
(In thousands, except per share data)               1994        1993       1994       1993
- - ------------------------------------------------------------------------------------------
Income applicable to common stock . . . . . . .  $34,600     $19,534    $49,508   $ 37,255
  Add:  Interest on convertible
          debentures. . . . . . . . . . . . . .      139         138        277        276
                                                 -------     -------    -------   --------
                                                  34,739      19,672     49,785     37,531

  Less:  Increase in related federal
           income taxes . . . . . . . . . . . .       49          47         97         94
                                                 -------     -------    -------   --------

  Adjusted income applicable to common stock. .  $34,690     $19,625    $49,688   $ 37,437
                                                 =======     =======    =======   ========

Total adjusted common shares assuming
  conversion at beginning of each
  period of outstanding convertible
  debentures and stock options. . . . . . . . .   73,737      68,040     72,427     67,614
                                                 =======     =======    =======   ========

Earnings per share of common
  stock on a fully diluted basis  . . . . . . .  $   .47     $   .29    $   .69   $    .55
                                                 =======     =======    =======   ========


112q94asc

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